Exhibit 10.1

This EMPLOYMENT AGREEMENT (this “Agreement”) is made as of July 15, 2012 by and between FUELSTREAM, INC., a Delaware corporation (the “Company”), and RUSSELL B. ADLER (“Executive”).

WHEREAS, the parties hereto wish to enter into an employment agreement to employ Executive upon the terms and conditions herein.

NOW, THEREFORE, in consideration of the mutual covenants and representations contained herein, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

1.	Employment Period.

The Company hereby employs Executive, and Executive agrees to serve the Company under the terms of this Agreement, for a term of five (5) years (the “Initial Term”), subject to earlier termination as provided herein, commencing as of the date of this Agreement (the “Commencement Date”). On the five-year anniversary of the Commencement Date and each successive one-year anniversary thereafter, the term of this Agreement shall automatically be extended for an additional period of one (1) year; provided, however, that either party hereto may elect not to extend this Agreement by giving written notice to the other party at least sixty (60) days prior to any such anniversary date. The Initial Term and any renewal periods thereafter, until the termination of Executive’s employment hereunder, shall be referred to herein as the “Employment Period.”

2.	Duties and Status.

The Company hereby engages Executive as Chief Executive Officer of the Company on the terms and conditions set forth in this Agreement. During the Employment Period, Executive shall report directly to the Board of Directors of the Company (the “Board”), and exercise such authority, perform such executive duties and functions and discharge such executive responsibilities as are reasonably associated with Executive’s position, consistent with the responsibilities assigned to officers of companies comparable to the Company, commensurate with the authority vested in Executive pursuant to this Agreement and consistent with the Certificate of Incorporation and By-laws of the Company. Without limiting the generality of the foregoing, Executive shall undertake his duties in a manner consistent with the best interests of the Company and shall perform his duties to the best of his ability and in a diligent and proper manner. Executive shall perform all duties, services and responsibilities in accordance with the guidelines, policies and procedures established by the Board from time to time. Executive further agrees to devote his entire business time, attention, full skill and best efforts to the interests and business of the Company. Notwithstanding the foregoing or any other provision of this Agreement, it shall not be a breach or violation of this Agreement for the Executive to (i) serve on corporate (subject to approval of the Board), civic or charitable boards or committees, (ii) deliver lectures, fulfill speaking engagements or teach at educational institutions, or (iii) manage personal real estate investments, so long as such activities do not significantly interfere with or significantly detract from the performance of the Executive’s responsibilities to the Company in accordance with this Agreement.

1

3.	Compensation; Benefits and Expenses.

(a) Salary. The Company shall pay to Executive, as compensation for the performance of his duties and obligations under this Agreement, a base salary at the rate of $156,000 per annum during the Employment Period, payable in arrears in accordance with the normal payroll practices of the Company for its executive officers. Executive’s base salary shall be subject to review each calendar year by the Board in its sole discretion. Further, Executive’s base salary shall be increased for each year of the Employment Period at the beginning of each such year by an amount not less than the COLA Adjustment. COLA Adjustment means the cost of living adjustment, which shall correspond to the percent rise in prices for the preceding year as measured by the Consumer Price Index for all Urban Consumers (CPI-UC), All City Average, all Items published by the United States Department of Labor, Bureau of Labor Statistics (the “Index”). The COLA Adjustment shall be determined by multiplying the amount or figure to be adjusted by a fraction, the numerator of which is the Index published for the month in which occurs the date of adjustment and the denominator of which is the Index published for the same month of the preceding year.

(b) Bonus. In addition to the base salary payable to Executive hereunder, Executive also shall be entitled to receive a one-time sign-on bonus equal to $ N/A , one-half of which shall be payable on or about the execution and delivery of this Agreement and the other half of which shall be payable on the one-year anniversary of the date hereof.

(c) Equity. In addition to base salary and bonuses, Executive shall be entitled to the following equity in the Company, beginning with the 2013 employment year:

(i) Stock Options. Options to purchase 2,000,000 shares of the Company’s common stock at an exercise price equal to $0.10 per share, vesting in equal annual installments over a period of five (5) years from the grant date, or immediately with respect to all such options in the event of a Change in Control (as defined in Section 5(c) hereof) and exercisable for a period of seven (7) years from the date of grant, which option shall be granted on or about the execution and delivery of this Agreement;

(ii) Restricted Stock Grant. 1,000,000 restricted shares of the Company’s common stock vesting in equal annual installments over a period of five (5) years from the issuance date, or immediately with respect to all such shares in the event of a Change in Control, which shares shall be issued on or about the execution and delivery of this Agreement; and

(iii) Incentive Cash/Restricted Stock. Cash and restricted shares of the Company’s Common Stock on an incentive basis, as follows:

(A) 100% of Executive’s then base salary plus 100,000 shares of Common Stock in the event that the Company achieves gross revenue for the fiscal year ending December 31, 2013 (annualized commencing as of the date of this Agreement) of not less than $10,000,000, and EBITDA (as hereinafter defined) for such period of not less than $300,000; 50% of such cash and shares to be paid and issuable in the event that the gross revenue target is achieved, and the remaining 50% of such cash and shares to be paid and issuable in the event that the EBITDA target is achieved, such amounts to be pro rated for the annualized nine-month period;

2

(B) 100% of Executive’s then base salary plus 100,000 shares of Common Stock in the event that the Company achieves gross revenue for the fiscal year ending December 31, 2014 of not less than $35,000,000, and EBITDA for such period of not less than $1,250,000; 50% of such cash and shares to be paid and issuable in the event that the gross revenue target is achieved, and the remaining 50% of such cash and shares to be paid and issuable in the event that the EBITDA target is achieved;

(C) 100% of Executive’s then base salary plus 100,000 shares of Common Stock in the event that the Company achieves gross revenue for the fiscal year ending December 31, 2015 of not less than $50,000,000, and EBITDA for such period of not less than $1,800,000; 50% of such cash and shares to be paid and issuable in the event that the gross revenue target is achieved, and the remaining 50% of such cash and shares to be paid and issuable in the event that the EBITDA target is achieved;

(D) 100% of Executive’s then base salary plus 100,000 shares of Common Stock in the event that the Company achieves gross revenue for the fiscal year ending December 31, 2016 of not less than $80,000,000, and EBITDA for such period of not less than $2,500,000; 50% of such cash and shares to be paid and issuable in the event that the gross revenue target is achieved, and the remaining 50% of such cash and shares to be paid and issuable in the event that the EBITDA target is achieved; and

(E) 100% of Executive’s then base salary plus 100,000 shares of Common Stock in the event that the Company achieves gross revenue for the fiscal year ending December 31, 2017 of not less than $150,000,000, and EBITDA for such period of not less than $3,500,000; 50% of such cash and shares to be paid and issuable in the event that the gross revenue target is achieved, and the remaining 50% of such cash and shares to be paid and issuable in the event that the EBITDA target is achieved.

EBITDA means, for any applicable period, earnings before provision for income taxes, depreciation and amortization as determined in accordance with generally accepted accounting principles consistently applied. All such cash and shares of incentive restrictive stock as set forth in (A), (B), (C), (D) and (E) above shall be paid and/or issued by the Company to Executive, as the case may be, as soon as practicable after the relevant determinations of gross revenue and EBITDA have been made, which such determinations shall be made by the regularly-engaged accountants of the Company and be final and binding for all purposes absent manifest error, gross negligence or willful misconduct. In the event of a Change in Control, any such incentive restrictive stock not yet issued, and for which the applicable benchmarks have not yet been determined, shall be immediately issued to Executive.

(iv) Super Stock Incentive. If at any time during the term of this Agreement, the Company reaches One Billion in revenues or market capitalization, on a listed exchange, Executive shall receive a onetime bonus of; Options to purchase 2,000,000 shares of the Company’s common stock at an exercise price equal to $0.50 per share and 500,000 restricted shares of the Company’s common stock vesting immediately.

3

(d) Vacation and Sick Leave. Executive shall be entitled to vacation time for each calendar year and such paid sick leave as is in accordance with the normal Company policies and practices in effect from time to time for senior executives but in no event less than four (4) weeks vacation; provided, however, that unless otherwise approved in writing by the Board, no more than two weeks of such vacation time may be used consecutively, and provided, further, that any accrued but unused vacation time and paid sick leave remaining at the end of each calendar year shall be forfeited unless otherwise agreed to in writing by the Company and Executive.

(e) Other Benefits. During the Employment Period, Executive shall be entitled to participate in the employee benefit plans, programs and arrangements of the Company in effect during the Employment Period which are generally available to senior executives of the Company (including, without limitation, 401(k) and group medical insurance plans), as well as an automobile allowance of $1,000 per month, subject to and on a basis consistent with the terms, conditions and overall administration of such plans, programs and arrangements.

(f) Expenses. In addition to any amounts payable to Executive pursuant to this Section 3, the Company shall reimburse Executive, upon production of accounts and vouchers or other reasonable evidence of payment by Executive, all in accordance with the Company’s regular procedures in effect from time to time, all reasonable and ordinary expenses as shall have been incurred by him in the performance of his duties hereunder or other expenses agreed upon in writing by the Company and Executive.

4.	Termination of Employment.

(a) Termination for Cause. The Company may terminate Executive’s employment hereunder at any time for Cause. For purposes of this Agreement, Cause shall mean:

(i) Executive’s commission of (A) any violation of law, (B) any breach of fiduciary duty or act of negligence or malfeasance, or (C) any act of dishonesty, fraud or misrepresentation;

(ii) Executive’s commission of any other act of moral turpitude injurious to the Company, which the Board in its sole discretion determines has or may be reasonably expected to have a detrimental impact on the Company’s business or operations or would prevent Executive from effectively performing his duties under this Agreement;

(iii) a breach by Executive of any obligations or covenants contained in this Agreement as determined by the Board in its sole discretion; and

(iv) a failure by Executive to discharge his duties, responsibilities and obligations under this Agreement, or a failure to follow the directives of the Board, as determined by the Board in its sole discretion.

4

(b) Termination Upon Death or Disability. The Employment Period shall be terminated upon the death or Disability (as defined below) of Executive. "Disability" shall mean that as a result of physical or mental illness, injury, infirmity or other incapacity as determined by a physician selected by the Board, Executive is not able to substantially perform his duties and responsibilities to the Company for a period of one hundred twenty (120) consecutive days or an aggregate period of more than one hundred and eighty (180) days in any 12-month period.

5.	Consequences of Termination.

(a) For Cause, Death, Disability or Non-Renewal; By Executive. In the event of termination of Executive’s employment at any time (i) by the Company for Cause, (ii) by Executive for any reason, (iii) by either party as a result of a non-renewal in accordance with Section 1 hereof, or (iv) as a result of death or Disability, Executive shall be entitled only to receive base salary accrued but not paid through the date of termination, and the Company shall have no further obligations to Executive.

(b) Other Termination. In the event of a termination of Executive’s employment for any reason other than as set forth in Sections 5(a) or 5(c) hereof,

(i) the Company shall provide to Executive base salary accrued but not paid through the date of termination plus, as severance, base salary for one year, payable over time in accordance with the Company’s normal payroll practices, provided that, in the event such termination occurs after the end of the Initial Term, Executive shall be entitled only to receive base salary accrued but not paid through the date of termination; and

(ii) Executive shall provide to the Company an executed and non-revocable release agreement in favor of the Company and its shareholders and their respective directors, officers and employees, in form and substance acceptable to the Company.

(c) Change in Control. If at any time during the Employment Period, Executive’s employment with the Company is terminated by the Company as a result of a Change in Control (as hereinafter defined), the Company shall pay to Executive an amount equal to 2.99 multiplied by Executive’s annualized salary that Executive is then earning, payable in a lump-sum payment upon the closing of the Change in Control. For purposes hereof, a Change in Control means the acquisition by any Person (as defined below) of beneficial ownership of securities of the Company representing greater than 50% of the combined voting power of the Company’s then outstanding voting securities. Person means any individual or entity (or group(s) thereof acting together), which such individual or entity (or group thereof) is not a beneficial owner of any of the Company’s securities as of the date of this Agreement.

(d) Withholding of Taxes. All payments required to be made by the Company to Executive under this Agreement shall be subject to the withholding of such amounts, if any, relating to tax, excise tax and other payroll deductions as the Company may reasonably determine it should withhold pursuant to any applicable law or regulation.

5

(e) No Other Obligations. Except for the obligations of the Company provided by this Agreement and by operation of applicable law, the Company shall have no further obligations to Executive upon his termination of employment.

6.	Indemnity.

The Company shall, during Executive’s employment with the Company and thereafter, indemnify Executive to the fullest extent permitted by law and by its Certificate of Incorporation and By-laws and shall assure that Executive is covered by the Company’s D&O insurance policies, if available, and any other insurance policies that protect employees as in effect from time to time. Such insurance policies shall be with providers, and provide for coverage in amounts, customary and reasonable within the industry in which the Company operates.

7.	Restrictive Covenants.

(a) Proprietary Information.

(i) Executive agrees that all information and know-how, whether or not in writing, of a private, secret or confidential nature concerning the business or financial affairs of the Company or any Affiliates (as defined in Section 7(f) below) is and shall be the exclusive property of the Company or any Affiliates. Such information and know-how shall include, but not be limited to, inventions, products, processes, methods, techniques, formulas, compositions, compounds, projects, developments, plans, research data, clinical data, financial data, personnel data, computer programs, customer and supplier lists, client lists, business plans, operational methods, pricing policies, marketing plans, sales plans, identity of suppliers or vendors, trading positions, sales, profits or other financial or business information, in each case of or relating to the business of the Company or any Affiliates (collectively, “Proprietary Information”). Except in connection with, and on a basis consistent with, the performance of his duties hereunder, Executive shall not disclose any Proprietary Information to others outside the Company or any Affiliates or use the same for any unauthorized purposes without written approval by the Board, either during or at any time after the Employment Period.

(ii) Executive agrees that all files, letters, memoranda, reports, records, data, sketches, drawings, laboratory notebooks, program listings, customer lists, customer solicitations or other written, photographic, or other tangible material containing Proprietary Information, whether created by Executive or others, which shall come into his custody or possession, shall be and are the exclusive property of the Company or any Affiliates to be used by Executive only in the performance of his duties for the Company. Executive agrees to deliver to the Company upon the expiration of the Employment Period all such material containing Proprietary Information.

(iii) Executive agrees that his obligation not to disclose or use information, know-how and records of the types set forth in paragraphs (i) and (ii) above, also extends to such types of information, know-how, records and tangible property of customers of the Company or any Affiliates or suppliers to the Company or any Affiliates or other third parties who may have disclosed or entrusted the same to the Company or any Affiliates or to Executive in the course of the Company’s business.

6

(iv) Notwithstanding the foregoing, Proprietary Information shall not include information which (A) is or becomes generally available or known to the public, other than as a result of any disclosure by Executive in violation hereof; or (B) is or becomes available to Executive on a non-confidential basis from any source other than the Company, other than any such source that is prohibited by a legal, contractual, or fiduciary obligation to the Company from disclosing such information.

(v) In the event that Executive is requested pursuant to, or becomes compelled by, any applicable law, regulation, or legal process to disclose any Proprietary Information, Executive shall provide the Company with prompt written notice thereof so that the Company may seek a protective order or other appropriate remedy or, in the Company’s sole and absolute discretion, waive compliance with the terms hereof. In the event that no such protective order or other remedy is obtained, or the Company waives compliance with the terms hereof, Executive shall furnish only that portion of such Proprietary Information which Executive is advised by counsel in writing is legally required. Executive will cooperate with the Company, at the Company’s sole cost and expense, in its efforts to obtain reliable assurance that confidential treatment will be accorded such Proprietary Information.

(b) Developments.

(i) Executive shall make full and prompt disclosure to the Company of all inventions, improvements, discoveries, methods, developments, software, and works of authorship, whether patentable or not, which are created, made, conceived or reduced to practice by Executive or under his direction or jointly with others during the Employment Period, whether or not during normal working hours or on the premises of the Company or any Affiliates (collectively, “Developments”).

(ii) Executive agrees to assign and does hereby assign to the Company (or any entity designated by the Company) all of his right, title and interest in and to all Developments and all related patents, patent applications, copyrights, copyright applications, trademark and trademark applications and other intellectual property of any kind or nature. Executive also hereby waives all claims to moral rights in any Developments.

(iii) Executive agrees to cooperate fully with the Company or any Affiliates, both during and after the Employment Period, with respect to the procurement, maintenance and enforcement of copyrights and patents (both in the United States and foreign countries) relating to Developments. Executive shall sign all papers, including, without limitation, copyright applications, patent applications, declarations, oaths, formal assignments, assignment of priority rights, and powers of attorney, which the Company or any Affiliates may deem necessary or desirable in order to protect their rights and interests in any Development.

(c) Other Agreements. Executive represents that his performance of all the terms of this Agreement and as an employee of the Company does not and will not breach any agreement (i) to keep in confidence proprietary information, knowledge or data acquired by him in confidence or in trust prior to his employment with the Company, (ii) to refrain from competing, directly or indirectly, with the business of his previous employer or any other party, and (iii) to refrain from soliciting the employment of any employees of any previous employer or any other party.

7

(d) Non-Competition and Non-Solicitation. During any period of Executive’s employment hereunder and for a period of two (2) years thereafter, Executive shall not engage (whether as an employee, consultant, director, agent or independent contractor) in any Business Activities on behalf of himself or any person, firm or entity, and Executive shall not acquire any financial interest (except for equity interests in publicly-held companies that will not be significant and that, in any event, will not exceed one percent (1%) of the outstanding equity of such company) in any entity which engages in Business Activities in the geographic area of the United States. During the period that the above noncompetition restriction applies, Executive shall not, without the written consent of the Company: (i) solicit any employee of the Company or any Affiliates to terminate his employment, or (ii) solicit any customers, partners, resellers, vendors or suppliers of the Company on behalf of any individual or entity other than the Company or its Affiliates. As used herein, the term “Business Activities” shall mean any and all business activities of the Company and any Affiliates as presently conducted and/or conducted for the past two (2) years.

(e) Enforcement. The Company shall be entitled to seek a restraining order or injunction in any court of competent jurisdiction to prevent any continuation of any violation of the provisions of this Section 7.

(f) Affiliates. For purposes of this Agreement, Affiliates shall mean any individuals or entities that directly or indirectly, through one or more intermediaries, controls, are controlled by or are under common control with the Company. For purposes of this definition, “control” means the power to direct the management and policies of another, whether through the ownership of voting securities, by contract or otherwise.

8.	Notices.

Any notice or other communication required or permitted to be given to any party hereunder shall be in writing and shall be given to such party at such party’s address set forth below or such other address as such party may hereafter specify by notice in writing to the other party. Any such notice or other communication shall be addressed as aforesaid and given by (a) certified mail, return receipt requested, with first class postage prepaid, (b) hand delivery, or (c) reputable overnight courier. Any notice or other communication will be deemed to have been duly given (i) on the fifth day after mailing, provided receipt of delivery is confirmed, if mailed by certified mail, return receipt requested, with first class postage prepaid, (ii) on the date of service if served personally or (iii) on the business day after delivery to an overnight courier service, provided receipt of delivery has been confirmed:

If to the Company, to:

Fuelstream, Inc.

Attention: Russell Adler, Chairman of the Board

with a copy to:

Ken Denos

Attention:	KD, Esq.

If to Executive, as follows:

RA

8

9.	Non-Assignment; Successors.

Neither party hereto may assign his or its rights or delegate his or its duties under this Agreement without the prior written consent of the other party, provided that, the Company may assign its rights hereunder to any affiliate or successor entity. This Agreement shall inure to the benefit of and be binding upon the heirs, assigns or designees of the parties hereto.

10.	Entire Agreement.

This Agreement constitutes the entire agreement by the Company and Executive with respect to the subject matter hereof and supersedes any and all prior agreements or understandings between Executive and the Company with respect to the subject matter hereof, whether written or oral.

11.	Amendment and Waiver.

Any term of this Agreement may be amended and the observance of any term of this Agreement may be waived (either generally or in a particular instance, either retroactively or prospectively, and either for a specified period of time or indefinitely), only by the written consent of all parties hereto. Any agreement on the part of a party to any extension or waiver shall only be valid if set forth in an instrument in writing signed on behalf of such party. Any such waiver or extension shall not operate as waiver or extension of any other subsequent condition or obligation.

12.	Unenforceability, Severability.

If any provision of this Agreement is found to be void or unenforceable by a court of competent jurisdiction, the remaining provisions of this Agreement shall nevertheless be binding upon the parties with the same force and effect as though the unenforceable part had been severed and deleted.

13.	Specific Performance.

The parties hereto agree that irreparable damage would occur if any of the provisions of this Agreement were not performed in accordance with their specific terms or otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof, in addition to any other remedy to which they are entitled at law or in equity.

14.	Governing Law.

This Agreement shall be construed, interpreted and enforced in accordance with, and shall be governed by, the laws of the State of FLorida applicable to contracts made and to be performed wholly therein without giving effect to principles of conflicts or choice of laws thereof.

9

15.	Jurisdiction.

Each of the parties hereto hereby irrevocably consents and submits to the exclusive jurisdiction of the state and federal courts located in Broward County, Florida in connection with any proceeding arising out of or relating to this Agreement or the transactions contemplated hereby and waives any objection to venue in Broward County, Florida. In addition, each of the parties hereto hereby waives trial by jury in connection with any claim or proceeding arising out of or relating to this Agreement or the transactions contemplated hereby.

16.	Counterparts.

This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.

FUELSTREAM, INC.

By:	/s/ RA
Name: -
Title: Chairman of the Board

/s/ RA
Russell B. Adler